Exhibit 10.2

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of the 30th day of June, 2004, by and among (a) TESSCO TECHNOLOGIES INCORPORATED, a Delaware corporation (“TESSCO”), CARTWRIGHT COMMUNICATIONS COMPANY a Delaware corporation, TESSCO SERVICE SOLUTIONS, INC., a Delaware corporation, TESSCO COMMUNICATIONS INCORPORATED, a Delaware corporation, WIRELESS SOLUTIONS INCORPORATED, a Maryland corporation, and TESSCO BUSINESS SERVICES, LLC, a Delaware limited liability company, (all of the aforementioned entities, including TESSCO, being hereinafter called collectively the “Borrowers”); (b) the Lenders who are or may become a party to this Agreement;  (c) WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent for the Lenders, (d) SUNTRUST BANK, as Arrangement Agent.

STATEMENT OF PURPOSE

The Borrowers have requested, and the Lenders have agreed to extend, a term loan to the Borrowers on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1                          Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.

“Agent” means Wachovia in its capacity as Administrative Agent and Collateral Agent hereunder, and any successor thereto appointed pursuant to Section 12.9.

“Agent’s Office” means the office of the Agent specified in or determined in accordance with the provisions of Section 13.1(c).

“Agreement” means this Credit Agreement, as amended, restated or otherwise modified in accordance with the provisions of Section 13.11 hereof.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Arrangement Agent” means SunTrust Bank, in its capacity as Arrangement Agent.

“Assignment and Acceptance” has the meaning assigned thereto in Section 13.10.

“Benefitted Lender” has the meaning set forth in Section 4.5.

“Borrowing Date” means the date upon which the Loan is to be made.

“Borrowers” has the meaning given to such term in the Preamble hereto.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina, Baltimore, Maryland and New York, New York are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, the Loan bearing interest at a rate based upon the LIBOR Rate, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Change in Control” has the meaning assigned thereto in Section 11.1(g).

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.2 shall be satisfied or waived in all respects in a manner acceptable to the Agent and the Lenders, in their reasonable discretion.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

“Collateral” means the Property covered by the Deed of Trust and any other Loan Document that may now or hereafter be or become subject to a security interest or lien in favor of Agent on behalf of the Lenders to secure the Obligations.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrowers and their Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Debt” means, with respect to the Borrowers and their Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:  (a) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person, (c) all obligations of any such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all Guaranty Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker’s acceptances issued for the account of any such Person, (g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities of such Person  and (h) all obligations incurred by any such Person pursuant to Hedging Agreements.

“Deed of Trust” means that certain Indemnity Deed of Trust of even date herewith from the Guarantor to certain trustees for the benefit of the Agent on behalf of the Lenders, which Deed of Trust creates a first priority Lien upon the Property.

“Default” means any of the events specified in Section 11.1 which, with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Default Rate” shall have the meaning given to such term in Section 4.1(b) hereof.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

 “Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for the employees of the Borrowers or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrowers or any current or former ERISA Affiliate.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

“ERISA Affiliate” means any Person who together with the Borrowers is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage, if any, (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Existing Facility” means the loan initially established by certain of the Borrowers, and others, and  NationsBank, N.A. (predecessor in interest to Bank of America, N.A.), pursuant to a

Loan Agreement dated July 16, 1996, as the same may from time to time have been amended, restated, supplemented, or otherwise modified.

“Extension of Credit” means, as to any Lender at any time, an amount equal to the principal amount of the portion of the Loan advanced by such Lender and then outstanding.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Fiscal Year” means the fiscal year of the Borrowers and their Subsidiaries of 52 or 53 weeks ending on the Sunday following, on, or between March 26 and April 1 of each calendar year.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrowers and their Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrowers and their Subsidiaries.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means TESSCO Incorporated, a Delaware corporation.

“Guaranty” means the Guaranty Agreement of even date herewith from the Guarantor to the Lenders.

“Guaranty Obligation” means, with respect to the Borrowers and their Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Applicable Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Applicable Law, (d) the discharge or emission or release of which requires a permit or license under any Applicable Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass or to pose a health or safety hazard to persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrowers, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

“Lender” means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s portion of the Loan.

“LIBOR” means, at any time, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a one-month period which appears on the Telerate Page 3750 (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)).

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, the Note, any Hedging Agreement with any Lender which is now or hereafter permitted or required hereunder, and each other document, instrument, certificate and agreement executed and delivered by any Borrower, any Subsidiary or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated or otherwise modified.

“Loan” means the Loan in the principal amount of $4,500,000 made available by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means, with respect to the Borrowers, a material adverse effect on the properties, business, prospects, operations or condition (financial or otherwise) of the Borrowers, on a Consolidated basis, or on the ability of the Borrowers, taken as a whole, to perform their obligations under the Loan Documents.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six years.

“Note” means the Term Note made by the Borrowers payable to the order of the Lenders in care of the Agent, substantially in the form of Exhibit A hereto, evidencing the Loan, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loan, (b) all payment and other obligations owing by the Borrowers to any Lender or the Agent under any Hedging Agreement with any Lender which is permitted or required hereunder, and (c) all other fees and commissions (including reasonable attorney’s fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrowers to the Lenders or the Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, in each case under or in respect of this Agreement, the Note, or any of the other Loan Documents.

“Officer’s Compliance Certificate” has the meaning assigned thereto in Section 7.2.

“Other Taxes” has the meaning assigned thereto in Section 4.9(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of the Borrowers or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrowers or any of their current or former ERISA Affiliates.

“Permitted Lien” means a lien permitted by the provisions of Section 10.3.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs.  The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Property” shall mean that certain parcel of real property known as 11126 McCormick Road, Hunt Valley, Maryland and  more particularly described in the Deed of Trust, together with all improvements now or hereafter located thereon.

“Register” has the meaning assigned thereto in Section 13.10(d).

“Required Lenders” means, at any date, any combination of holders of at least fifty-one percent (51%) of the then-outstanding principal amount of the Loan.

“Responsible Officer” means any of the following: the chief executive officer or chief financial officer of any Borrower or any other officer of a Borrower reasonably acceptable to the Agent.

“Revolving Credit Agreement”  means that certain Credit Agreement dated as of  the 25th day of September, 2003 by and among (a) the Borrowers and the Guarantor as borrowers, (b) the Lenders party thereto, (c) the Agent, and (d) the Arrangement Agent, as the same may from time to time be amended, restated, supplemented, or otherwise modified.

“Scheduled Maturity Date” has the meaning given to such term in Section 2.6.

“Solvent” means, as to the Borrowers and their Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrowers.

“SunTrust” means SunTrust Bank and its successors.

“Taxes” has the meaning assigned thereto in Section 4.9(a).

“Termination Event” means:  (a) a “Reportable Event” described in Section 4043 of ERISA, or (b) the withdrawal of the Borrowers or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the partial or complete withdrawal of the Borrowers or any ERISA Affiliate from a Multiemployer Plan, or (g) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“UCC” means the Uniform Commercial Code as in effect in the State of Maryland, as amended, restated or otherwise modified.

“United States” means the United States of America.

“Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.

SECTION 1.2                          General .  Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement.  Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

SECTION 1.3                          Other Definitions and Provisions.

(a)                                  Use of Capitalized Terms.  Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Note and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.  Any capitalized term used herein without definition shall have the meaning given to such term in the Revolving Credit Agreement.

(b)                                 Miscellaneous.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

ADVANCE AND REPAYMENT OF LOAN

SECTION 2.1                          The Loan.   Subject to the terms and conditions of this Agreement, each Lender severally agrees to make to the Borrowers on the Closing Date its portion of the Loan in the aggregate principal amount of $4,500,000, as such portions are more particularly described in Schedule 1 hereto.  Amounts repaid hereunder may not  be reborrowed.

SECTION 2.2                          Borrowing Procedure.

(a)                                  The Borrowers may request the Lenders to advance the proceeds of the Loan by delivering to the Lenders a duly completed writing (a “Notice of Borrowing”) in the form attached hereto as Exhibit B, which shall be irrevocable and shall be received not later than 10:00 a.m. E.S.T. on the proposed Borrowing Date.  The Lenders’ obligation to make the Loan available hereunder shall expire on June 30, 2004; provided, however, that such obligation shall terminate automatically upon the occurrence of a Default or an Event of Default.  The Borrowers unconditionally and irrevocably authorize the Lenders to make the payments specified in the Notice of Borrowing.

SECTION 2.3                          Funding Procedure.

(a)                                  Each Lender will make its portion of the Loan (in accordance with Schedule 1 hereto) available to Agent, for the account of the Borrowers, at the office of Agent located at 7 St. Paul Street, Baltimore, Maryland 21202 at 11:00 a.m., Baltimore time, on the Borrowing Date requested by the Borrowers in funds immediately available to Agent; provided, however, that each Lender’s portion of the Loan shall be due no earlier than 1.30 p.m., Baltimore time, on the Business Day of the giving of the Notice of Borrowing to such Lender.

SECTION 2.4                          Repayment of the Loan.

(a)                                  Repayment of Loan.  The Borrowers shall repay the outstanding principal amount of the Loan, together with interest thereon, in accordance with the provisions of the Note.

(b)                                 Optional Repayments. The Borrowers may, at their option, prepay, in whole or in part, the Loan at any time without penalty or premium. Any such prepayment shall be applied first to the payment of accrued and unpaid interest, fees and other charges payable in connection with the Loan and then to the payment of the principal balance of the Loan due at maturity, then to the principal portion of the monthly installments, in the inverse order of their maturity.

SECTION 2.5                          Use of Proceeds.   The Borrowers shall use the proceeds of the Loan solely to refinance the Existing Facility, including the payment of fees and expenses incurred in connection with such transaction.

ARTICLE III

[Intentionally Deleted]

ARTICLE IV

GENERAL  PROVISIONS

SECTION 4.1                          Interest; Late Charges, Etc.

(a)                                  Subject to the terms and conditions hereinafter set forth, so long as no Event of Default has occurred and is then  continuing, the Loan shall bear interest at a floating and fluctuating per annum rate of interest equal to the applicable LIBOR Rate plus 1.75%.

(b)                                 Subject to Section 11.3, upon the occurrence and during the continuance of an Event of Default, the Loan shall bear interest at a rate per annum three percent (3%) in excess of the rate then applicable to the Loan (the “Default Rate”).  Interest shall continue to accrue on the Note after the filing by or against any or all of the Borrowers of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(c)                                  Interest Payment and Computation.  All interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed.  The interest rate payable hereunder shall be adjusted daily upon any change in the LIBOR Rate or the Prime Rate, as applicable.

(d)                                 Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Note charged or collected pursuant to the terms of this Agreement or pursuant to the Note exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deems applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Agent’s option (i) promptly refund to the Borrowers any interest received by the Lenders in excess of the maximum lawful rate or (ii) shall apply such excess to the principal balance of the Obligations.  It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.

SECTION 4.2                          Fees and Late Charges.

(a)                                  Origination Fee.  On the Closing Date, the Borrowers shall pay to the Agent for the benefit of the Lenders an origination fee of $18,000.

(b)                                 Late Charge.  The Borrowers shall pay a late charge equal to five percent (5%) of any payment of principal and/or interest that is more than fifteen (15) days late.

SECTION 4.3                          Manner of Payment.   Each payment by the Borrowers on account of the principal of or interest on the Loan or of any fee, commission or other amounts payable to the Agent or the Lenders under this Agreement or the Note shall be made not later than 1:00 p.m. (Baltimore, Maryland time) on the date specified for payment under this Agreement to the Agent at the Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective outstanding balances in Dollars, in immediately available funds and without any set-off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. (Baltimore time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. (Baltimore, Maryland time) shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Agent of each such payment, the Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment and shall wire advice of the amount of such credit to each Lender.  Each payment to the Agent of Agent’s fees or expenses shall be made for the account of the Agent and any amount payable to any Lender under any Section of this Agreement relating to payments due to the Lenders shall be paid to the Agent for the account of the applicable Lender.  If any payment under this Agreement or the Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 4.4                          Crediting of Payments and  Proceeds.   In the event that the Borrowers shall fail to pay any of the Obligations when due and the Obligations shall have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Note and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrowers hereunder, then to all indemnity obligations then due and payable by the Borrowers hereunder, then to all  fees then due and payable, then to all commitment and other fees and commissions then due and payable,  then to accrued and unpaid interest on the Loan, then to the principal amount of the Loan (pro rata in accordance with all such amounts due to the respective Lenders).

SECTION 4.5                          Adjustments.   If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Extension of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest.  The Borrowers agree that each Lender so purchasing a portion of another Lender’s Extension of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

SECTION 4.6                          Changed Circumstances.

(a)                                  Circumstances Affecting LIBOR Rate Availability.  If at any time the Agent determines that the LIBOR Rate cannot be adequately and reasonably determined, which determination shall be conclusive and binding upon the Borrowers, the Agent shall immediately give notice thereof to the Borrowers.  Thereafter, the interest rate applicable to the Loan shall be converted to a rate equal to the Prime Rate. The interest rate applicable to the Loan shall remain at such converted rate until the Agent shall notify the Borrowers that the circumstances giving rise to such condition no longer exist.

(b)                                 Laws Affecting LIBOR Rate Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to maintain the Loan at a rate based upon the LIBOR Rate, such Lender shall promptly give written notice thereof to the Agent and the Agent shall promptly give notice to the Borrowers and the other Lenders.  Thereafter, until the Agent notifies the Borrowers that such circumstances no longer exist, the interest rate applicable to the Loan shall be converted to the sum of the Prime Rate plus 1.75%.

(c)                                  Increased Costs.  If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Authority, central bank or comparable agency:

(i)                                     shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to the Note or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on the Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

(ii)                                  shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting the Note;

and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining the Loan at a rate of interest based upon the LIBOR Rate or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Note, then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrowers in writing of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Agent, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction.  The Agent will promptly notify the Borrowers of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 4.6(c); provided, that the Agent shall incur no liability whatsoever to the Lenders or the Borrowers in the event it fails to do so.  The amount of such compensation shall be determined, in the applicable Lender’s reasonable discretion, based upon the assumption that such Lender funded its portion of the Loan in the London interbank market and using any reasonable attribution or averaging methods that such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers by the Agent ten (10) Business Days prior to the date upon which the Borrowers are required to make any payment set forth in the certificate and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.7                          Capital Requirements.   If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Loan or other loans of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within ten (10) Business Days after written demand by any such Lender, the Borrowers shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction.  A certificate as to such amounts submitted to the Borrowers and the Agent by such Lender shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

SECTION 4.8                          Taxes.

(a)                                  Payments Free and Clear.  Any and all payments by the Borrowers hereunder or under the Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to any Lender or the Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.9) such Lender or the Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrowers shall make such deductions, (C) the Borrowers shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (D) the Borrowers shall deliver to the Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.6.

(b)                                 Stamp and Other Taxes.  The Borrowers shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Note, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as “Other Taxes”).

(c)                                  Indemnity.  The Borrowers shall indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.7) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be made within thirty (30) days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d)                                 Evidence of Payment.  Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrowers shall furnish to the Agent, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Agent.

(e)                                  Delivery of Tax Forms.  Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrowers, with a copy to the Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms

1001, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes.  Each such Lender further agrees to deliver to the Borrowers, with a copy to the Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrowers and the Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

(f)                                    Survival.  Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 4.8 shall survive the payment in full of the Obligations.

SECTION 4.9                          Security. The obligations of the Guarantor shall be secured as provided in the Deed of Trust.

SECTION 4.10                    The Borrowers’ Representatives.   Each of the Borrowers hereby represents and warrants to the Agent and the Lenders that each of them will derive benefits, directly and indirectly, from the proceeds of the Loan, both in its separate capacity and as a member of the integrated group to which each of the Borrowers belong, since the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole.  For administrative convenience, TESSCO is hereby irrevocably appointed by each of the Borrowers as agent for each of the Borrowers for the purpose of requesting the Loan, receiving the proceeds of the Loan and disbursing the proceeds of the Loan among the Borrowers.  In its capacity as such agent, TESSCO shall have the power and authority through its authorized officer or officers to (i) endorse any check for the proceeds of the Loan for and on behalf of each of the Borrowers and in the name of each of the Borrowers, and (ii) instruct the Agent or the Lenders to credit the proceeds of the Loan as indicated in the Notice of Borrowing.  By reason of the foregoing, the Agent and each Lender is hereby irrevocably authorized by each of the Borrowers to make the Loan to the Borrowers for the account of the Borrowers pursuant to this Agreement upon the request of any one of the persons who is authorized to do so under the provisions of any applicable corporate resolutions of TESSCO.  Neither the Agent nor any Lender assumes any responsibility or liability for any errors, mistakes and/or discrepancies in any oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between the Agent or any Lender and any one or more of the Borrowers in connection with the Loan or any other transaction pursuant to the provisions of this Agreement, except for acts of gross negligence and/or willful misconduct.

ARTICLE V

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1                          Closing.    The closing shall take place at the offices of Ober, Kaler, Grimes & Shriver, a Professional Corporation, at a date and time upon which the parties hereto shall mutually agree.

SECTION 5.2                          Conditions to Closing and Funding of Loan.   The obligation of the Lenders to close this Agreement and to make the Loan is subject to the satisfaction or waiver of each of the following conditions:

(a)                                  Executed Loan Documents.  This Agreement, the Note, the Guaranty, the Deed of Trust, and the other Loan Documents shall have been duly authorized, executed and delivered to the Agent by the parties thereto, shall be in full force and effect and no default shall exist thereunder, and the Borrowers shall have delivered original counterparts of the Loan Documents (except the Note) to the Lenders.

(b)                                 Closing Certificates; etc.

(i)            Officer’s Certificate of the Borrowers and Guarantor.  The Lenders shall have received a certificate from a Responsible Officer of each of the Borrowers and the Guarantor, in form and substance reasonably satisfactory to the Lenders, to the effect that all representations and warranties of such Borrower or Guarantor contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects; that such Borrower or Guarantor is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that such Borrower or Guarantor has satisfied each of the closing conditions.

(ii)                                  Certificate of Secretary of the Borrowers and Guarantor.  The Lenders shall have received a certificate of the secretary or assistant secretary of each of the Borrowers and the Guarantor certifying as to the incumbency and genuineness of the signature of each officer of such Borrower or Guarantor executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation (or articles of organization in the case of a limited liability company Borrower) of such Borrower or Guarantor and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or organization, (B) the bylaws (or operating agreement, as applicable) of such Borrower or Guarantor as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors (or Board of Managers, as applicable) of such Borrower or Guarantor authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.2(b)(iii).

(iii)                               Certificates of Good Standing.  To the extent requested by the Lenders, the Lenders shall have received long-form certificates as of a recent date of the good standing of each of the Borrowers and the Guarantor under the laws of its jurisdiction of organization and each other jurisdiction where any of the Borrowers or the Guarantor is qualified to do business and a certificate of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes.

(iv)                              Opinions of Counsel.  The Lenders shall have received favorable opinions of counsel to the Borrowers addressed to the Lenders with respect to the Borrowers, the Guarantor, the Loan Documents and such other matters as the Lenders shall reasonably request.

(v)                                 Tax Forms.  The Lenders shall have received copies of the United States Internal Revenue Service forms required by Section 4.9(e) hereof.

(c)                                  Lien Searches; Insurance, Etc.

(i)                                     Lien Search. The Lenders shall have received the results of an updated  Lien search (including a search as to judgments, pending litigation and tax matters) made against the Guarantor under the UCC (or applicable judicial docket) as in effect in the state of its incorporation and in the jurisdiction in which the Property is located, indicating among other things that the Property is free and clear of any Lien except for Permitted Liens.

(ii)           Hazard and Liability Insurance.  The Lenders shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each, and, if requested by the Lenders, copies (certified by a Responsible Officer) of all insurance policies in the form required by this Agreement and otherwise in form and substance reasonably satisfactory to the Lenders in all respects.

(d)                                 Consents; Defaults.

(i)                                     Governmental and Third Party Approvals.  The Borrowers shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

(ii)           No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Lenders’ sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

(iii)                               No Event of Default.  No Default or Event of Default shall have occurred and be continuing.

(e)                                  Financial Matters.

(i)                                     Financial Statements.  The Lenders shall have received the audited Consolidated and consolidating financial statements of the Borrowers and their Subsidiaries for the fiscal year ending March 28, 2004, in form and substance reasonably satisfactory to the Lenders.

(ii)           Payment at Closing.  The Borrowers shall have paid the fees set forth or referenced in Section 4.2 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, reasonable legal fees and expenses) to the Agent and the Lenders, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f)                                    Title Insurance.  An ALTA standard loan form mortgagee’s title insurance policy or commitment to issue such mortgagee’s title insurance policy in the amount of not less than $4,500,000 issued by Chicago Title Insurance Company (the “Title Company”), insuring that (i) the Guarantor holds title in fee simple to the Property, (ii) the lien of the Deed of Trust is a valid first lien thereon subject only to such exceptions as have been approved by the Agent and the Lenders, and (iii) the Property is free and clear of all liens, claims and encumbrances other than those approved by the Agent and the Lenders in their discretion.  Such policy or commitment shall (i) contain such endorsements and affirmative coverage as the Lenders may reasonably  request, in form and substance reasonably satisfactory to the Agent and the Lenders, and (ii) be accompanied by copies of all documents related to all proposed exceptions.

(g)                                 Appraisals.  An appraisal of the Property by an appraiser and in form and content satisfactory to the Agent and the Lenders in their discretion.  The appraisal shall be performed at the sole cost and expense of the Borrowers.  In no event shall the amount advanced under the Loan exceed 75% of the appraised unencumbered value of the Property.

(h)                                 Survey.   A survey of the Property certified by an independent registered land surveyor, confirming the legal description of the Property, showing the location of all roads, easements or rights of way affecting the Property, and containing such certifications as the Title Company shall require.

(i)                                     Environmental Assessment.  A current Phase I environmental assessment report for the Property, prepared by an independent environmental engineer engages by the Borrower and approved by the Lenders, in form and content satisfactory to the Lenders and the Agent, confirming the absence of any Hazardous Materials on the Property, the presence of which is prohibited under any applicable state or federal laws.

(j)                                     Miscellaneous.

(i)                                     Notice of Borrowing.  The Agent shall have received a Notice of Borrowing from the Borrowers in accordance with Section 2.3(a).

(ii)                                  Proceedings and Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Lenders.  The Lenders shall have received copies of all other instruments and other evidence as the Lenders may reasonably request, in form and substance reasonably satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

(iiiii)                         Existing Facility.  The Existing Facility shall be repaid in full and terminated and all collateral security therefor shall be released, and the Agent shall have received a pay-off letter in form and substance reasonably satisfactory to it evidencing such repayment, termination, reconveyance and release.

(iv)          Due Diligence and Other Documents.  The Borrowers shall have delivered to the Agent such other documents, certificates and opinions as the Lenders may reasonably request.

(k)                                  Continuation of Representations and Warranties.  The representations and warranties contained in Article VI shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(l)                                     No Existing Default.  No Default or Event of Default shall have occurred and be continuing hereunder on the Borrowing Date with respect to the Loan or after giving effect to the Loan.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

SECTION 6.1                          Representations and Warranties.   To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to make the Loan, the Borrowers hereby represent and warrant to the Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder that:

(a)                                  Organization; Power; Qualification.  Each of the Borrowers is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where failure to be so qualified would have a material adverse effect on such Borrower.

(b)                                 Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrowers and their Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrowers and each of their Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrowers or their Subsidiary party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(c)                                  Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by the Borrowers and their Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval which has not been obtained or violate any Applicable Law relating to the Borrowers, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any of the Borrowers or a material default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person which would have a material adverse effect on any Borrower, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person (other than Liens, if any) arising under the Loan Documents.

(d)                                 Compliance with Law; Governmental Approvals.  Each of the Borrowers (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, the noncompliance with which would have a material adverse effect on such Borrower.

(e)                                  Tax Returns and Payments.  Each of the Borrowers and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable pursuant to and as provided for under such returns (unless such taxes, assessments, and governmental charges or levies are currently being contested by the Borrowers in good faith and by appropriate proceedings, and adequate reserves have been set aside therefor).  No Governmental Authority has asserted any Lien (other than Permitted Liens) or other claim against any of the Borrowers or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved.  The charges, accruals and reserves on the books of the Borrowers and any of their Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrowers and any of their Subsidiaries are in the judgment of the Borrowers adequate, and the Borrowers do not anticipate any additional taxes or assessments for any of such years.

(f)                                    Intellectual Property Matters.  Each of the Borrowers and their Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing, in all cases in which the failure to own or possess such rights would have a Material Adverse Effect.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrowers nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

(g)                                 ERISA.

(i)                                     As of the Closing Date, neither any Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those previously identified in writing to the Lenders;

(ii)                                  each Borrower and each ERISA Affiliates is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified as to form, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code.  No liability has been incurred by any Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

(iii)                               No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has any Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iv)                              Neither any Borrower nor any ERISA Affiliate has:  (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code, in each case, if such transaction, liability, non-payment or failure would result in a material adverse effect upon any of the Borrowers;

(v)                                 No Termination Event has occurred or is reasonably expected to occur; and

(vi)                              No proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrowers after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

(h)                                 Margin Stock.  Neither any Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of the Loan will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(i)                                     Government Regulation.  Neither any Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither any Borrower nor any Subsidiary thereof is, or after giving effect to the Loan will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(j)                                     Employee Relations. Each of the Borrowers and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 6.1(m) to the Revolving Credit Agreement.  The Borrowers know of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving their employees or those of their Subsidiaries.

(k)                                  Financial Statements.  The (i) Consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries as of March 28, 2004 and the related statements of income and retained earnings and cash flows for the Fiscal Year then ended, copies of which have been furnished to the Lenders, are complete and correct and fairly present the assets, liabilities and financial position of the Borrowers and their Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.  The Borrowers and their Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

(l)                                     No Material Adverse Change.  Since the date of the most recent audited financial statements delivered to the Lenders, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Borrowers and their Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(m)                               Solvency.  As of the Closing Date and after giving effect to the Loan made hereunder, the Borrowers, on a consolidated basis, will be Solvent.

(n)                                 Titles to Properties.  Each of the Borrowers and their Subsidiaries has such title to the real property owned by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrowers and their Subsidiaries delivered pursuant hereto, except those which have been disposed of by the Borrowers or their Subsidiaries subsequent to such date, which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder, and except for minor imperfections in title which do not significantly detract from the use thereof.

(o)                                 Liens.  None of the properties and assets of any Borrower or any Subsidiary thereof is subject to any Lien, except Permitted Liens.  No financing statement under the Uniform Commercial Code of any state which names any Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction upon the authority of any Borrower or in respect of any security interest granted by any Borrower, and neither any Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect Permitted Liens.

(p)                                 Litigation.  Except for matters previously disclosed in writing to the Lenders, there are no actions, suits or proceedings pending nor, to the knowledge of any Borrower, threatened against or in any other way relating adversely to or affecting any Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority which would have a Material Adverse Effect.

(q)                                 Absence of Defaults.  No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Borrower or any Subsidiary thereof under any contract or judgment, decree or order to which any Borrower or any Subsidiary is a party or by which any Borrower or any Subsidiary or any of their respective properties may be bound or which would require any Borrower or any Subsidiary to make any payment thereunder prior to the scheduled maturity date therefor which would have a Material Adverse Effect.

(r)                                    Accuracy and Completeness of Information.  All written information, reports and other papers and data produced by or on behalf of any Borrower or any Subsidiary thereof and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter.  To the knowledge of the Borrowers, no document furnished or written statement made to the Agent or any Lender by any Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrowers or their Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading.  No Borrower is aware of any facts which it has not disclosed in writing to the Agent having a Material Adverse Effect, or insofar as any Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.2                          Survival of Representations and Warranties, Etc.   All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

Until all the Obligations have been paid and satisfied in full, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrowers will furnish or cause to be furnished to the Lenders (a) within the time frames described in Article VII of the Revolving Credit Agreement, each of the statements, reports, certificates and other items described in Article VII of the Revolving Credit Agreement, and (b) as soon as reasonably available, such other information regarding the operations, business affairs and financial condition of the Borrowers or any of their Subsidiaries as any Lender may reasonably request and which the Borrowers can legally provide.

In the event that the Revolving Credit Agreement is terminated or ceases to be in effect for any reason, Borrowers agree to continue and provide to the Lenders, within the time frames set forth in the Revolving Credit Agreement, as in effect immediately prior to its termination, such reports, certificates and other items as are required by the Revolving Credit Agreement, as in effect immediately prior to its termination.

All written information, reports, statements and other papers and data furnished by or on behalf of any Borrower to the Agent or any Lender (other than financial forecasts) whether pursuant to this Article VII or any other provision of this Agreement, or any of the other Loan Documents, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Agent or any Lender complete, true and accurate knowledge of the subject matter based on the Borrowers’ knowledge thereof.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrowers and their Subsidiaries on a Consolidated basis will comply with each of the covenants set forth in Article VIII of the Revolving Credit Agreement.  In the event that the Revolving Credit Agreement is terminated or ceases to be effective, the Borrowers and their Subsidiaries shall continue to comply with the provisions of Article VIII of the Revolving Credit Agreement, as in effect immediately prior to its termination.  In addition, the Borrower and their Subsidiaries shall:

SECTION 8.1                          Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents in accordance with the terms hereof and thereof.

SECTION 8.2.                       Further Assurances.

  Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Agent and the Lenders their respective rights under this Agreement, the Note, and the other Loan Documents.

ARTICLE IX

FINANCIAL COVENANTS

Until all of the Obligations have been paid and satisfied in full, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrowers and their Subsidiaries on a Consolidated basis will comply with each of the financial covenants set forth in Article IX of the Revolving Credit Agreement.  In the event that the Revolving Credit Agreement is terminated or ceases to be effective, the Borrowers and their Subsidiaries shall continue to comply with the provisions of Article IX of the Revolving Credit Agreement, as in effect immediately prior to its termination.

ARTICLE X

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full, each Borrower agrees that it shall not, and shall not permit any of its Subsidiaries to, fail to comply with the provisions of Article X of the Revolving Credit Agreement.  In the event that the Revolving Credit Agreement is terminated or shall cease to be effective, the Borrowers and their Subsidiaries shall comply in all respect with the provisions of Article X of the Revolving Credit Agreement as in effect immediately prior to its termination.

ARTICLE XI

DEFAULT AND REMEDIES

SECTION 11.1       Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)           Default in Payment of Principal and Interest on Loan.  The Borrowers shall default in any payment of principal of or interest on, the Loan or the Note when and as due (whether at maturity, by reason of acceleration or otherwise); provided, however, that the Borrowers shall not be deemed to be in default hereunder if a failure to make an interest payment results from the failure of the Lenders to automatically debit the Borrowers account as provided in Section 10(b) of the Note, if, at the time such payment was due, such account contained sufficient funds to make such payment in full.

(b)           Other Payment Default.  The Borrowers shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of (a) any fee payable hereunder or under any Hedging Agreement, as and when the same becomes due and payable, or (b) the payment of any other Obligation within ten (10) days after demand therefor.

(c)           Misrepresentation.  Any representation or warranty made or deemed to be made by any of the Borrowers or any of their Subsidiaries under this Agreement, the Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made; provided, however, that in the event the Agent or the Lenders determine that a Borrower has made a misrepresentation constituting an Event of Default, the Agent shall notify the Borrowers, and the Borrowers shall be permitted two (2) Business Days after the receipt of such notice to demonstrate to the Agent and the Lenders in writing that the representation was not a misrepresentation. Thereafter, if the Agent and the Lenders are satisfied that such representation was not a misrepresentation, then such representation shall no longer be the basis for an Event of Default hereunder.

(d)           Default in Performance of Certain Covenants.  The Borrowers shall default in the performance or observance of any covenant or agreement contained in Sections 7.1, 7.2 or 7.4(a) of the Revolving Credit Agreement, as incorporated by reference in Article VII hereof, or Articles IX or X of this Agreement, and, in the case of any covenant contained in Sections 7.1, 7.2, or 7.4(a) of the Revolving Credit Agreement, such default shall remain uncured for a period of five (5) Business Days after written notice thereof to the Borrower.

(e)           Default in Performance of Other Covenants and Conditions.  The Borrowers or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrowers by the Agent.

(f)            Debt Cross-Default.  The Borrowers shall be in default (after giving effect to any applicable grace or cure period) under the Revolving Credit Agreement, or any Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (other than the Note) the aggregate outstanding amount of which Debt is in excess of $2,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the  Note) the aggregate outstanding amount of which Debt is in excess of $2,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

(g)           Other Cross Defaults.  Any Borrower shall default in the payment when due, or in the performance or observance of any obligation or condition of any contract or judgment, decree or order to which any Borrower or any Subsidiary is a party or by which any Borrower or any Subsidiary or any of their respective properties may be bound or which would require any Borrower or any Subsidiary to make any payment thereunder prior to the scheduled maturity date therefor, which would have a Material Adverse Effect.

(h)           Change in Control.  (i) Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) other than TESSCO shall obtain ownership or control in one or more series of transactions of more than forty-nine percent (49%) of the common stock of any of the other Borrowers or more than forty-nine percent (49%) of the voting power entitled to vote in the election of members of the board of directors of any other Borrower, or (ii) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), not including Robert B. Barnhill, Jr., or interests controlled by him, shall obtain ownership or control in one or more series of transactions of more than forty-nine percent (49%) of the voting power entitled to vote in the election of members of the board of directors of TESSCO (any such event described in subparts (i) and (ii) of this Section 9.1(h) being hereinafter called a “Change in Control”).

(i)            Voluntary Bankruptcy Proceeding.  The Guarantor, any Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j)            Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Guarantor, any Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Guarantor, any Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k)           Failure of Agreements.  Any material provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on any Borrower or other party thereto or any such Person shall so state in writing.

(l)            Termination Event.  Any of the following events occurs, and a Material Adverse Effect results therefrom:  (i) any Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, any Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) any Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments.

(m)          Judgment.  A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $1,000,000 in any Fiscal Year shall be entered against the Guarantor, any Borrower or any of its Subsidiaries by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.

SECTION 11.2       Remedies.  Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by written notice to the Borrowers:

(a)           Acceleration; Termination of Facilities.  Declare the principal of and interest on the Loan and the Note at the time outstanding, and all other amounts owed to the Lenders and to the Agent under this Agreement or any of the other Loan Documents (other than any Hedging Agreement) and all other Obligations (other than obligations owing under any Hedging Agreement), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding; provided, that upon the occurrence of an Event of Default specified in Section 11.1(i) or (j), all Obligations (other than obligations owing under any Hedging Agreement) shall automatically become due and payable.

(b)           Rights of Collection.  Exercise on behalf of the Lenders all of the Lenders’ or the Agent’s other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrowers’ Obligations.

SECTION 11.3       Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrowers, the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

ARTICLE XII

THE AGENT

SECTION 12.1       Appointment.  Each of the Lenders hereby irrevocably designates and appoints Wachovia as Administrative Agent and Collateral Agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes Wachovia as Agent for such Lender to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent.  Any reference to the Agent in this Article XII shall be deemed to refer to the Agent solely in its capacity as Agent and not in its capacity as a Lender.

SECTION 12.2       Delegation of Duties.  The Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent with reasonable care.

SECTION 12.3       Exculpatory Provisions.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers or any of their Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrowers or any of their Subsidiaries to perform their obligations hereunder or thereunder.  The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrowers or any of their Subsidiaries.

SECTION 12.4       Reliance by the Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Agent.  The Agent may deem and treat the payee of the Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 13.10 hereof.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by any other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Note in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Note.

SECTION 12.5       Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

SECTION 12.6       Non-Reliance on the Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees,

agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries and made its own decision to make its portion of the Loan hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or by the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers or any of their Subsidiaries which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

SECTION 12.7       Indemnification.  The Lenders agree to indemnify the Agent in its capacity as such and (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) on a pro rata basis according to the respective portions of the Loan, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the  Note) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s bad faith, gross negligence or willful misconduct.  The agreements in this Section 12.7 shall survive the payment of the Note and all other amounts payable hereunder and the termination of this Agreement.

SECTION 12.8       The Agent in Its Individual Capacity.  The Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Agent were not an Agent hereunder.  With respect to the Loan made by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

SECTION 12.9       Resignation of the Agent; Successor Agent.  Subject to the appointment and acceptance of a successor as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, reasonably acceptable to the Borrowers, which successor shall have minimum capital and surplus of $500,000,000.  If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Agent’s giving of notice of resignation, then the Agent may, on behalf of the Lenders, appoint a successor Agent, reasonably acceptable to the Borrowers, which successor shall have minimum capital and surplus of $500,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1       Notices.

(a)           Method of Communication.  Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing.  Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested.  A telephonic notice to the Agent as understood by the Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b)           Addresses for Notices.  Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrowers:	c/o TESSCO Technologies Incorporated
11126 McCormick Road
Hunt Valley, Maryland 21031-4302
Attention: Robert C. Singer, Senior Vice President and
Chief Financial Officer
Telephone No.: 410-229-1000
Telecopy No.: 410-229-1656

With copies to:	Ballard Spahr Andrews & Ingersoll, LLP
300 East Lombard Street
Baltimore, Maryland 21202
Attention: Douglas M. Fox, Esquire
Telephone No.: 410-528-5600
Telecopy No.: 410-528-5650

If to Wachovia as Agent:	Wachovia Bank, National Association
7 St. Paul Street, 2nd Floor
Baltimore, MD 21202
Attention: Lucy C. Campbell, Vice President
Telephone No.: 410-332-5243
Telecopy No.: 410-539-0136

With copies to:	Ober, Kaler Grimes & Shriver,
A Professional Corporation
120 East Baltimore Street
Baltimore, Maryland 21202
Attention: David S. Musgrave, Esquire
Telephone No.: 410-347-1391
Telecopy No.: 410-547-0699

If to SunTrust as
Arrangement Agent:	SunTrust Bank
120 East Baltimore Street
Baltimore, MD 21202
Attention: Gregory Farno, Senior Vice President
Telephone No.: 410-986-1673
Telecopy No.: 410-986-1927
With copies to:	Ober, Kaler Grimes & Shriver,
A Professional Corporation
120 East Baltimore Street
Baltimore, Maryland 21202
Attention: David S. Musgrave, Esquire
Telephone No.: 410-347-1391
Telecopy No.: 410-547-0699

If to any Lender:	To the Address set forth on Schedule 1 hereto

(c)           Agent’s Office.  The Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Agent’s Office referred to herein, to which payments due are to be made and at which the Loan will be disbursed.

SECTION 13.2       Expenses; Indemnity.  The Borrowers will (a) pay reasonably incurred all out-of-pocket expenses of the Agent and the Lenders in connection with (i) the preparation,

execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation all out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Agent or the Lenders relating to this Agreement or any other Loan Document, including without limitation reasonable fees and disbursements of counsel for the Agent, (b) pay all reasonable out-of-pocket expenses of the Agent and each Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Agent and the Lenders under the Loan, including consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with this Agreement, any other Loan Document or the Loan, including without limitation reasonable attorney’s and consultant’s fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

SECTION 13.3       Set-off.  In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 13.10 are hereby authorized by the Borrowers at any time or from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrowers against and on account of the Obligations irrespective of whether (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 and although such Obligations shall be contingent or unmatured.

SECTION 13.4       Governing Law.  This Agreement, the Note and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in  accordance with the laws of the State of Maryland, without reference to the conflicts or choice of law principles thereof.

SECTION 13.5       Consent to Jurisdiction.  The Borrowers hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in the State of Maryland, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the  Note and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations.  Each Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Agent or any Lender in connection with this Agreement, the Note or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1.  Nothing in this Section 13.5 shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Agent or any Lender to bring any action or proceeding against any Borrower or its properties in the courts of any other jurisdictions.

SECTION 13.6       Binding Arbitration; Waiver of Jury Trial.

(a)           Binding Arbitration.  Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to the Note or any other Loan Document (“Disputes”), between or among parties to the Note or any other Loan Document shall be resolved by binding arbitration as provided herein.  Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder.  Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents.  Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association and Title 9 of the U.S. Code.  All arbitration hearings shall be conducted in Baltimore, Maryland.  The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.  All applicable statutes of limitation shall apply to any Dispute.  A judgment upon the award may be entered in any court having jurisdiction.  Notwithstanding anything foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand thereof and shall be concluded within one-hundred and twenty (120) days after such demand.  These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days.  The panel from which all arbitrators are selected shall be comprised of licensed attorneys.  The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted.  The parties hereto do not waive any applicable Federal or state substantive law except as provided herein.  Notwithstanding the foregoing, this paragraph shall not apply to any Hedging Agreement that is a Loan Document.

(b)           Jury Trial. THE AGENT, EACH LENDER AND THE BORROWERS HEREBY ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

(c)           Preservation of Certain Remedies.  Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute.  Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies:  (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment.  Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

SECTION 13.7       Reversal of Payments.  To the extent that any Borrower makes a payment or payments to the Agent for the ratable benefit of the Lenders which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received by the Agent.

SECTION 13.8       Injunctive Relief; Punitive Damages.

(a)           Each  Borrower recognizes that, if any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b)           The Agent, each Lender and each Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

(c)           The parties agree that they shall not have a remedy of punitive or exemplary damages against any other party in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

SECTION 13.9       Accounting Matters.  All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrowers or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Agent to the contrary agreed to by the Borrowers, be performed in accordance with GAAP as in effect on the Closing Date.  In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrowers’ certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrowers and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

SECTION 13.10     Successors and Assigns; Participations.

(a)           Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent and the Lenders, all future holders of the Note, and their respective successors and assigns, except that the Borrowers shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Lender.

(b)           Assignment by Lenders.  Each Lender may, with the consent of the Borrowers (so long as no Default or Event of Default has occurred and is continuing), which consent shall not be unreasonably withheld, and with the consent of the Agent and each of the other Lenders, assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement; provided that:

(i)            each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement;

(ii)           if less than all of the assigning Lender’s portion of the Loan is to be assigned, the portion so assigned shall not be less than $1,000,000;

(iii)          the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit C attached hereto (an “Assignment and Acceptance”);

(iv)          such assignment shall not, without the consent of the Borrowers, require the Borrowers to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loan under the blue sky laws of any state; and

(v)           the assigning Lender shall pay to the Agent an assignment fee of $3,000 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

(c)           Rights and Duties Upon Assignment.  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

(d)           Register.  The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Procedure.  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee together with the written consent to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit C:

(i)            accept such Assignment and Acceptance;

(ii)           record the information contained therein in the Register;

(iii)          give prompt written notice thereof to the Lenders and the Borrowers; and

(iv)          promptly deliver a copy of such Assignment and Acceptance to the Borrowers.

(f)            Participations.  Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Extensions of Credit); provided that:

(i)            each such participation shall be in an amount not less than $1,000,000;

(ii)           such Lender’s obligations under this Agreement  shall remain unchanged;

(iii)          such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iv)          such Lender shall remain the “Lender” for all purposes of this Agreement;

(v)           the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(vi)          such Lender shall not give such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on the Loan, extend the term or increase the amount of the Loan, reduce the amount of any fees to which such participant is entitled, or extend any scheduled payment date for principal of the Loan; and

(vii)         any such disposition shall not, without the consent of the Borrowers, require the Borrowers to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loan under the blue sky laws of any state.

(g)           Disclosure of Information; Confidentiality.  The Agent and the Lenders shall hold all non-public information with respect to the Borrowers obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information; provided, that the Agent may disclose information relating to this Agreement (and not the Borrowers’ business generally) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications and provided further, that the Agent and the Lenders may disclose any such information to the extent such disclosure is required by law or requested by any regulatory authority.  Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 13.10, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided, that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Borrowers or such Lender for the express benefit of the Borrowers to preserve the confidentiality of any confidential information relating to the Borrowers received from such Lender.

(h)           Certain Pledges or Assignments.  Nothing herein shall prohibit any Lender from pledging or assigning the Note to any Federal Reserve Bank in accordance with Applicable Law.

SECTION 13.11     Amendments, Waivers and Consents.  Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and delivered to the Agent and, in the case of an amendment, signed by the Borrowers; provided, that no amendment, waiver or consent shall (a) increase the amount or extend the time of the obligation of the Lenders to make the Loan, (b) extend the originally scheduled time or times of payment of the principal of the Loan or the time or times of payment of interest on the Loan, (c) reduce the rate of interest or fees payable on the Loan, (d) reduce the principal amount of the Loan, (e) permit any subordination of the principal or interest on the Loan, (f) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Borrowers’ rights and obligations hereunder, (g) release any material portion of the collateral for the Obligations or release any security document, or (h) amend the provisions of this Section 13.11 or the definition of Required Lenders, without the prior written consent of each Lender.  In addition, no amendment, waiver or consent of or to the provisions of Article XII shall be made without the written consent of the Agent.

SECTION 13.12     Cerformance of Duties.  The Borrowers’ obligations under this Agreement and each of the Loan Documents shall be performed by the Borrowers at their sole cost and expense.

SECTION 13.13     All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Agent and any Persons designated by the Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied.

SECTION 13.14     Survival of Indemnities.  Notwithstanding any termination of this Agreement, the indemnities to which the Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Agent and the Lenders against events arising after such termination as well as before.

SECTION 13.15     Titles and Captions.  Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 13.16     Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 13.17     Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which when taken together shall constitute one and the same agreement.

SECTION 13.18     Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

SECTION 13.19     Inconsistencies with Other Documents; Independent Effect of Covenants.

(a)           In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

(b)           Each Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX, or X hereof shall be given independent effect.  Accordingly, the Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX, or X if, before or after giving effect to such transaction or act, the Borrowers shall or would be in breach of any other covenant contained in Articles VIII, IX, or X.

SECTION 13.20     Joint and Several Liability, Etc.  The Borrowers shall be jointly and severally liable for the payment and performance of the Obligations.  The Agent and the Lenders may, without notice to or consent of any of the Borrowers and with or without consideration, release, discharge, compromise or settle with, waive, grant indulgences to, proceed against or otherwise deal with, any of the Borrowers or any collateral for any of the Obligations without in any way affecting, limiting, modifying, discharging or releasing any of the obligations and liabilities under this Agreement or any other Loan Documents of the other Borrowers.  Each of the Borrowers consents and agrees that (a) the Agent shall be under no obligation to marshall any assets in favor of such Borrower or against or in payment of any or all of the obligations and liabilities of such Borrower under this Agreement or any of the other Loan Documents, (b) any rights such Borrower may have against the other Borrowers for contribution, exoneration from payment or otherwise, in respect of any amounts paid by such Borrower pursuant to any of the Loan Documents or which continue to be owing pursuant to any of the Loan Documents, shall be postponed until the Obligations have been indefeasibly paid in full and no commitments therefor are outstanding and (c) the Agent or the Lenders, as applicable, may enforce and collect the obligations and liabilities of such Borrower hereunder or under the other Loan Documents irrespective of any attempt, pursuit, enforcement or exhaustion of any rights and remedies the Agent or the Lenders may at any time have to collect the obligations and liabilities hereunder or under the other Loan Documents of the other Borrowers.

ARTICLE XIV

GUARANTY

SECTION 14.1       Borrowers’ Guaranty of the Obligations.  Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations and, as a result hereby, unconditionally guarantees the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all Obligations of every kind and nature of the other Borrowers to the Lenders or the Agent under the Loan Documents, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing, or due or to become due, and howsoever owned, held or acquired.  Each Borrower agrees that if this guaranty, or any liens securing this guaranty, would, but for the application of this sentence, be unenforceable under applicable law, this guaranty and each such lien shall be valid and enforceable to the maximum extent that would not cause this guaranty or such lien to be unenforceable under applicable law, and this guaranty and such lien shall automatically be deemed to have been amended accordingly at all relevant times.

Each Borrower hereby agrees that its obligations under this guaranty shall be unconditional, irrespective of (a) the validity or enforceability of the Obligations or any part thereof, or of any promissory note or other document evidencing all or any part of the Obligations, (b) the absence of any attempt to collect the Obligations from any Borrower or other action to enforce the same, (c) the waiver or consent by the Agent or any Lender with respect to any provision of any agreement, instrument or document evidencing or securing all or any part of the Obligations, or any other agreement, instrument or document now or hereafter executed by any Borrower and delivered to the Agent or the Lenders, (d) the failure by the Agent or the Lenders to take any steps to perfect and maintain a security interest in, or to preserve its rights to, any collateral now or hereafter given for the Obligations, (e) the Lenders’ election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (f) any borrowing or grant of a security interest by any Borrower as debtor-in-possession under Section 364 of the Bankruptcy Code, (g) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the Agent’s or the Lenders’ claim(s) for repayment of the Obligations, or (h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of any Borrower.

Each Borrower hereby waives, to the fullest extent permitted by applicable law, diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of any Borrower, protest or notice with respect to the Obligations (other than notices required to be given pursuant to the terms of this Agreement or any of the other Loan Documents), and all demands whatsoever, and covenants that this guaranty will not be discharged, except by complete and irrevocable payment and performance of the Obligations (other than contingent and unasserted indemnification obligations).  No notice to any Borrower or any other party (other than notices required to be given pursuant to the terms of this Agreement or any of the other Loan Documents) shall be required for the Agent or the Lenders to make demand hereunder.  Such demand shall constitute a mature and liquidated claim against any Borrower.  Upon the occurrence and continuance of any Event of Default, the Agent and the Lenders may, in their sole discretion, proceed directly and at once, without notice, against any one or more of the Borrowers to collect and recover the full amount of any portion of the Obligations, without first proceeding against the other Borrowers, any other person, firm, corporation, or any security or collateral for the Obligations.  To the extent not expressly provided for herein, the Agent and the Lenders shall have the exclusive right to determine the application of all payments made and credits, if any, given by or from any Borrower, any other person, firm or corporation, or any security or collateral for the Obligations, on account of the Obligations.

At any time after and during the continuance of an Event of Default, the Agent and the Lenders may, in their sole discretion, without notice to any Borrower and regardless of the acceptance of any collateral for the payment hereof, appropriate and apply toward payment of the Obligations (i) any indebtedness due or to become due from such Borrower and (ii) any moneys, credits or other property belonging to such Borrower at any time held by or coming into the possession of the Agent, any Lender or any of their Affiliates, whether for deposit or otherwise.  The Agent and the Lenders agree promptly to notify the Borrowers in writing after any such set-off and application made by such Person.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

WITNESS:	BORROWERS:

TESSCO TECHNOLOGIES INCORPORATED

By:
Name:
Title:

CARTWRIGHT COMMUNICATIONS COMPANY

By:
Name:
Title:

TESSCO SERVICE SOLUTIONS, INC.

By:
Name:
Title:

TESSCO COMMUNICATIONS INCORPORATED

By:
Name:
Title:

WIRELESS SOLUTIONS INCORPORATED

By:
Name:
Title:

TESSCO BUSINESS SERVICES, LLC

By:
Name:
Title:

LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Sean Sands
Senior Vice President

SUNTRUST BANK

By:
Gregory Farno
Senior Vice President

ADMINISTRATIVE AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Sean Sands
Senior Vice President

ARRANGEMENT AGENT:

SUNTRUST BANK

By:
Gregory Farno
Senior Vice President

Schedule 1

LENDER	PERCENTAGE	PORTION OF TERM LOAN
Wachovia Bank, National Association 7 St. Paul Street, 2nd Floor Baltimore, MD 21202 Attn: Lucy C. Campbell, Vice President Telephone No.: 410-332-5242 Telecopy No.: 410-539-0136	50%	$2,250,000

SunTrust Bank 120 East Baltimore Street Baltimore, MD 21202 Attn: Gregory Farno, Sr. Vice President Telephone No.: 410-986-1673 Telecopy No.: 410-986-1927	50%	$2,250,000

CREDIT AGREEMENT

dated as of June 30, 2004,

by and among

TESSCO TECHNOLOGIES INCORPORATED,

CARTWRIGHT COMMUNICATIONS COMPANY,

TESSCO SERVICE SOLUTIONS, INC.,

TESSCO COMMUNICATIONS INCORPORATED,

WIRELESS SOLUTIONS INCORPORATED,

TESSCO BUSINESS SERVICES, LLC,

as Borrowers,

the Lenders referred to herein,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

SUNTRUST BANK,

as Arrangement Agent

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

SECTION 1.1	Definitions

SECTION 1.2	General

SECTION 1.3	Other Definitions and Provisions

ARTICLE II ADVANCE AND REPAYMENT OF LOAN

SECTION 2.1	The Loan

SECTION 2.2	Borrowing Procedure

SECTION 2.3	Funding Procedure

SECTION 2.4	Repayment of the Loan

SECTION 2.5	Use of Proceeds

ARTICLE III

[Intentionally Deleted]

ARTICLE IV GENERAL PROVISIONS

SECTION 4.1	Interest; Late Charges, Etc.

SECTION 4.2	Fees and Late Charges

SECTION 4.3	Manner of Payment

SECTION 4.4	Crediting of Payments and Proceeds

SECTION 4.5	Adjustments

SECTION 4.6	Changed Circumstances

SECTION 4.7	Capital Requirements

SECTION 4.8	Taxes

SECTION 4.9 Security

SECTION 4.10 The Borrowers’ Representatives

ARTICLE V CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1	Closing

SECTION 5.2	Conditions to Closing and Funding of Loan

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

SECTION 6.1	Representations and Warranties

SECTION 6.2	Survival of Representations and Warranties, Etc.

ARTICLE VII FINANCIAL INFORMATION AND NOTICES

ARTICLE VIII AFFIRMATIVE COVENANTS

SECTION 8.1 Payment and Performance of Obligations

SECTION 8.2. Further Assurances

ARTICLE IX FINANCIAL COVENANTS

ARTICLE X NEGATIVE COVENANTS

ARTICLE XI DEFAULT AND REMEDIES

SECTION 11.1 Events of Default

SECTION 11.2 Remedies

SECTION 11.3 Rights and Remedies Cumulative; Non-Waiver; etc.

ARTICLE XII THE AGENT

SECTION 12.1 Appointment

SECTION 12.2 Delegation of Duties

SECTION 12.3 Exculpatory Provisions

SECTION 12.4 Reliance by the Agent

SECTION 12.5 Notice of Default

SECTION 12.6 Non-Reliance on the Agent and Other Lenders

SECTION 12.7 Indemnification

SECTION 12.8 The Agent in Its Individual Capacity

SECTION 12.9 Resignation of the Agent; Successor Agent

ARTICLE XIII MISCELLANEOUS

SECTION 13.1 Notices

SECTION 13.2 Expenses; Indemnity

SECTION 13.3 Set-off

SECTION 13.4 Governing Law

EXHIBITS

Exhibit A	-	Form of Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance

SCHEDULES

Schedule 1	-	Lenders and Portions of Term Loan